Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 30, 2005, accompanying the financial statements of Supercom Ltd. contained in the Registration Statements and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

Fahn Kanne & Co. Certified Public Accountants (Isr.)

Tel-Aviv, Israel
September 12, 2005